EXECUTION



                   STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1996-6



                               TERMS AGREEMENT
                              ---------------



                                                     Dated: November 20, 1996





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of November 1, 1996 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement,the "Agreement").

Series Designation:  Series 1996-6.
------------------

Terms of the Series 1996-6 Certificates:  Structured Asset Securities
---------------------------------------
Corporation, Series 1996-6 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-AP, Class 1-AX, Class 2-A, Class 3-A1, Class 3-A2, Class B1, Class 3-B1, Class B2, Class 3-B2, Class B3, Class 3-B3, Class B4, Class B5, Class B6, Class R1 and Class R2 (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of three pools of fixed rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-AP, Class 1-AX, Class 2-A, Class 3-A1, Class 3-A2, Class R1 and Class R2 Certificates (collectively, the Senior Certificates") and the Class B1, Class 3-B1, Class B2, Class 3-B2, Class B3, Class 3-B3 Certificates (together with the Senior Certificates, the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 33-99598.
----------------------

Certificate Ratings:  It is a condition of Closing that at the Closing Date
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the Senior Certificates (other than the Class 1-A4, Class 1-AP and Class 1-AX
Certificates) be rated "AAA" by Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"); that the Class 1-A4, Class 1-AP and Class 1-AX Certificates be rated "AAA" by Fitch and "AAAr" by S&P; that the Class B1 and Class 3-B1 Certificates be rated "AA" or higher by Fitch; that the Class B2 and Class 3-B2 Certificates be rated "A" or higher by Fitch; and that the Class B3 and Class 3-B3 Certificates be rated "BBB" or higher by Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to
-------------------------------------
Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  November 1, 1996.
------------

Closing Date:  10:00 A.M., New York time, on or about November 26, 1996.  On
------------
the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.



                                   LEHMAN BROTHERS INC.


                                   By:
                                        -------------------------
                                        Name:
                                        Title:


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:
     ------------------------------
     Name:
     Title:


                                  Schedule 1
                                 ----------

                 Initial
               Certificate      Certificate        Purchase
                Principal         Interest           Price
Class           Amount(1)           Rate          Percentage
-----          -----------      -----------       ----------

Class 1-A1     $74,750,000.00      7.50%          100.890%
Class 1-A2     $17,547,000.00      7.50%           98.625%
Class 1-A3     $ 8,500,000.00      7.00%          100.000%
Class 1-A4          (2)            0.42%            2.000%
Class 1-A5     $15,526,000.00      7.50%           99.234%
Class 1-AP     $ 1,158,384.35      (3)             24.636%
Class 1-AX          (4)            7.50%           60.413%
Class 2-A      $101,084,000.00     (5)            105.187%
Class 3-A1     $ 32,133,000.00     (6)            102.140%
Class 3-A2     $  7,907,000.00     (6)            103.303%
Class B1       $  7,776,000.00     (7)             99.097%
Class 3-B1     $  1,443,000.00     (6)            101.316%
Class B2       $  2,600,000.00     (7)             98.838%
Class 3-B2     $    126,000.00     (6)             99.522%
Class B3       $  2,206,000.00     (7)             96.935%
Class 3-B3     $     41,000.00     (6)             97.348%
Class R1       $       100.00      (6)            100.000%
Class R2       $       100.00      (6)            100.000%
________________________________
(1)  Approximate.

(2) The Class 1-A4 Certificates will have no Certificate Principal Amount and will accrue interest on a Notional Amount as described in the Prospectus.

(3) The Class 1-AP Certificates will be principal only Certificates; they will not accrue interest.

(4) The Class 1-AX Certificates will have no Certificate Principal Amount and will accrue interest on a Notional Amount as described in the Prospectus.

(5) Interest will accrue on the Class 2-A Certificates at the rate described in the Prospectus.

(6) Interest will accrue on the Class 3-A1, Class 3-A2, Class 3-B1, Class 3-B2, Class 3-B3, Class R1 and Class R2 Certificates at the respective rates described in the Prospectus.

(7) Interest will accrue on the Class B1, Class B2 and Class B3 Certificates at the respective rates described in the Prospectus.